Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. M. Philip Romney Vice President of Finance and Principal Accounting Officer 206-269-8500 IR@sbxhi.com

SeaBright Holdings Reports Second Quarter and Six Month 2011 Results

Seattle, WA – August 4, 2011 – SeaBright Holdings, Inc. (NYSE: SBX) today announced results for the second quarter ended June 30, 2011.

For the second quarter of 2011, the Company recorded a net loss of $15.8 million or $0.75 per diluted share compared to a net loss of $15.5 million or $0.74 per diluted share for the same period in 2010, primarily due to the recognition of adverse development of prior years' loss reserves. Total revenue for the quarter was $69.0 million versus $76.7 million in the year-earlier period.  For the second quarter of 2011, net premiums earned were $62.1 million compared to $65.6 million for the same period in 2010.  Net realized gains totaled $0.1 million in the second quarter of 2011 compared to $3.9 million recorded in the same period last year.

For the six months ended June 30, 2011, the Company recorded a net loss of $15.6 million or $0.74 per diluted share compared to a net loss of $7.9 million or $0.38 per diluted share for the same period in 2010, primarily due to the recognition of adverse development of prior years' loss reserves. Total revenue for the six months was $132.8 million versus $151.4 million in the year-earlier period.  For the first six months of 2011, net premiums earned were $118.8 million compared to $126.3 million for the same period in 2010.  Net realized gains totaled $0.4 million during the first six months of 2011 compared to $10.4 million recorded in the same period last year.

"Our second quarter loss reserve strengthening was caused by the persistence of a difficult claim environment, especially connected with our construction book of business,” noted John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer.  “The biggest drivers are high unemployment and increased cost of medical services, particularly in connection with our California book of business which continues to be hit hard by the recession.  Consistent with prior quarters, we have again raised rates in the second quarter and adopted tougher underwriting standards in that state and implemented claims cost management programs which have demonstrated some initial traction toward improved outcomes.  These actions should set the stage for improved results over the longer term.”

The net loss ratio for the second quarter of 2011 was 116.5% compared to 122.3% for the same period in 2010. During the second quarter of 2011, on a pre-tax basis, the Company recognized a net increase of approximately $27.1 million in prior years' loss reserve estimates compared to $30.6 million recorded in the same period last year.

Total underwriting, acquisition and insurance expenses for the second quarter of 2011 were $19.3 million compared to $17.1 million for the same period in 2010.  The net underwriting expense ratio for the second quarter was 31.1% compared to 26.0% in the second quarter of 2010.

The net combined ratio for the second quarter of 2011 was 147.6% compared to 148.3% in the same period in 2010.

Net investment income for the second quarter of 2011 was $5.3 million compared to $5.9 million in the second quarter of 2010.

The net loss ratio for the first six months of 2011 was 97.0% compared to 97.9% for the same period in 2010. During the six months of 2011, on a pre-tax basis, the Company recognized a net increase of approximately $28.4 million in prior years' loss reserve estimates compared to $30.5 million recorded in the same period last year.

Total underwriting, acquisition and insurance expenses for first six months of 2011 were $37.7 million compared to $35.8 million for the same period in 2010. The net underwriting expense ratio for six months of 2011 was 31.8% compared to 28.4% in the same period in 2010.

At June 30, 2011, SeaBright had nearly 1,600 customers. Customer count in the Company's core business decreased by 247 year-over-year. Average premium size at June 30, 2011 was approximately $249,000 in the core business compared to $232,000 at June 30, 2010 and was approximately $105,000 compared to $96,000 at June 30, 2010 in the program business.

At June 30, 2011, the Company had $670.4 million in fixed income securities, none of which were rated below investment grade and 91.0% were rated A- or above, excluding the impact of secondary insurance on the municipal bond portfolio. As of June 30, 2011, the Company had $95.8 million in insured municipal bonds and $223.0 million in uninsured municipal bonds.

About SeaBright Holdings, Inc.

SeaBright Holdings, Inc. is a holding company whose wholly-owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers' compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its wholesale broker affiliate, PointSure Insurance Services, Inc. PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers. Paladin Managed Care Services, Inc., another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries. To learn more about SeaBright Holdings, Inc., visit our website at www.sbxhi.com.

Conference Call

The Company will host a conference call on Thursday, August 4, 2011 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer and M. Philip Romney, Vice President of Finance and Principal Accounting Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company's website at http://sbxhi.com/investors.html. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 877-723-9519 (domestic) or 719-325-4818 (international), (Passcode: 9839264). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available from August 4, 2011 at 7:30 p.m. ET through August 11, 2011, at 888-203-1112 (domestic) or 719-457-0820 (international), (Passcode: 9839264). The online archive of the webcast will be available on the Company's website for 30 days following the call.

Cautionary Statement

Some of the statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. In particular, this press release may contain forward-looking statements about Company expectations with respect to loss reserves and the duration and severity of claims or economic conditions in the United States. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues or economic conditions in the U.S. on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2010 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 14, 2011, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are unaudited summary results of operations for the three and six months ended June 30, 2011 and 2010 as well as selected balance sheet data as of June 30, 2011 and December 31, 2010. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company's quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before August 9, 2011.

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS	(in thousands, except share and per share amounts)

Fixed income securities available for sale, at fair value	$670,375	$672,968
Cash and cash equivalents	29,210	15,958
Premiums receivable, net of allowance	20,655	15,023
Deferred premiums	169,483	168,842
Reinsurance recoverables	81,042	56,746
Federal income tax recoverable	12,743	11,749
Deferred income taxes, net	24,313	23,458
Deferred policy acquisition costs, net	25,762	25,574
Goodwill	2,794	2,794
Other assets	34,141	33,450
Total assets	$1,070,518	$1,026,562

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$490,929	$440,919
Unearned premiums	156,499	155,786
Reinsurance funds withheld and balances payable	6,396	6,739
Premiums payable	7,573	8,645
Accrued expenses and other liabilities	56,184	51,456
Surplus notes	12,000	12,000
Total liabilities	729,581	675,545

Commitments and contingencies

Series A Preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 22,408,739 shares at June 30, 2011 and 22,025,450 shares at December 31, 2010	224	220
Paid-in capital	211,751	209,941
Accumulated other comprehensive income	11,493	5,591
Retained earnings	117,469	135,265
Total stockholders’ equity	340,937	351,017
Total liabilities and stockholders’ equity	$1,070,518	$1,026,562

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands, except share and loss per share information)
Revenue: (1)
Premiums earned	$62,088	$65,621	$118,818	$126,251
Claims service income	303	276	636	522
Net investment income	5,297	5,880	10,672	11,959
Net realized gains	109	3,851	407	10,383
Other income	1,230	1,086	2,294	2,290
	69,027	76,714	132,827	151,405
Losses and expenses:
Loss and loss adjustment expenses	72,657	80,547	115,923	124,124
Underwriting, acquisition and insurance expenses	19,328	17,059	37,742	35,816
Interest expense	129	132	259	260
Goodwill impairment	–	1,527	–	1,527
Other expenses	2,077	1,741	4,047	3,777
	94,191	101,006	157,971	165,504
Loss before taxes	(25,164)	(24,292)	(25,144)	(14,099)

Income tax benefit	(9,352)	(8,762)	(9,580)	(6,156)
Net loss	$(15,812)	$(15,530)	$(15,564)	$(7,943)

Basic and diluted loss per share	$(0.75)	$(0.74)	$(0.74)	$(0.38)

Weighted average basic and diluted shares outstanding	21,174,768	20,893,983	21,063,407	20,820,281

Net loss ratio (2)	116.5%	122.3%	97.0%	97.9%
Net underwriting expense ratio (3)	31.1%	26.0%	31.8%	28.4%
Net combined ratio (4)	147.6%	148.3%	128.8%	126.3%

(1) Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)
Gross premiums written	$67,822	$64,009	$137,348	$139,992
Net premiums written	58,043	60,751	117,625	131,001

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.
(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by the net premiums earned for the period.
(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.